Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND OPERATING RESULTS FOR

SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2009

Second Quarter Fiscal 2009 EPS $0.09 versus $0.05 last year

CANTON, MA, (August 25, 2009) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, Living XL and Shoes XL, announced today its sales and operating results for the second quarter and first six months of fiscal 2009.

For the second quarter of fiscal 2009, net income was $3.6 million, or $0.09 per diluted share, compared to net income for the second quarter of fiscal 2008 of $1.9 million, or $0.05 per diluted share. Sales for the second quarter of fiscal 2009 decreased in total by 13.4%, and by 13.9% on a comparable basis, to $98.3 million from $113.5 million for the second quarter of fiscal 2008.

For the first six months of fiscal 2009, net income was $4.0 million, or $0.10 per diluted share, as compared to net income of $2.0 million, or $0.05 per diluted share for the first six months of fiscal 2008. Sales for the first six months of fiscal 2009 decreased in total by 11.4%, and by 12.3% on a comparable basis, to $195.8 million from $221.1 million for the first six months of fiscal 2008.

David Levin, President and CEO, stated, “The Company’s profitability in the second quarter is directly attributable to the proactive retooling of our business, which has improved productivity, free cash flow and liquidity in this difficult macroeconomic and consumer environment. We are pleased with the operating margins and free cash flow given the realities of a lower top line. Our positioning allows us to focus on strategies which will allow Casual Male to increase market share.”

Dennis Hernreich, EVP and COO/CFO, added, “The Company’s realignment of its inventory levels, SG&A expenses, and infrastructure costs aided in generating an operating income increase of 15.6% for the second quarter and 7.5% for the first six months even though the Company experienced double digit sales decreases. The Company’s revised business model has enhanced its operating leverage for the long term.”

Sales

Both our retail and direct channels experienced similar decreases during the second quarter and first six months of fiscal 2009, contributing to our overall comparable sales decreases of 13.9% and 12.3%, respectively.

For the year-to-date period, our Casual Male business had a comparable sales decrease of 8.9%, while our Rochester business experienced a 26.3% comparable sales decrease. Similar to other luxury retailers, our Rochester division has been significantly impacted by the recession.

Gross Margin

Our second quarter gross margin rate decreased by 60 basis points as a result of a 260 basis point increase in fixed occupancy costs on a lower sales base, substantially offset by a 200 basis point improvement in merchandise margin.

For the first six months of fiscal 2009, our gross margin rate decreased by 150 basis points, due again to a 220 basis point increase in fixed occupancy costs, partially offset by a 70 basis point improvement in merchandise margins. Our year-to-date merchandise margin for fiscal 2009 was negatively impacted during the first quarter by residual fourth quarter 2008 clearance merchandise.

SG&A

For the second quarter of fiscal 2009, our SG&A costs decreased $8.0 million, or 18.3% over last year and for the first six months of fiscal 2009, SG&A costs decreased $14.1 million, or 16.3% over last year. This decrease is a result of our cost-reduction initiatives and is in line with our expectation to reduce full-year SG&A costs by approximately $26.0 million and $30.0 million on an annualized basis.

Interest Expense

Net interest expense decreased $0.4 million for the second quarter and $0.9 million for the first six months of fiscal 2009 in comparison to the comparable prior year periods. The reduction of interest costs in fiscal 2009 was due to an overall reduction of 23% in total debt as of the end of the second quarter, as well as favorable interest rates on our credit facility.

Income Taxes

Our effective tax rate for the second quarter and first six months of fiscal 2009 has been reduced from the statutory rate due to the utilization of fully reserved net operating loss carryforwards. This benefit resulted in a reduction in income tax provision of approximately $1.3 million, or $0.03 per diluted share, for the first six months of fiscal 2009.

Cash Flow

The Company’s Free Cash Flow (as defined below) for the first six months of fiscal 2009 improved by $6.0 million to $5.9 million as compared to $(0.1) million for the same period last year.

Balance Sheet & Liquidity

Inventory levels have decreased by $18.4 million, or 16.3%, to $94.3 million from $112.7 million at the end of last year’s second quarter. Our total debt is lower than last year’s second quarter by $13.9 million and our credit line availability is at $29.0 million at the end of the second quarter.

Fiscal 2009 Outlook

Our expectations for fiscal 2009 remain largely unchanged from the guidance that we provided at the end of the first quarter of fiscal 2009. We expect:

•	sales for the year to be approximately 10%-12% less than last year,

•	merchandise margins to improve between 275 to 325 basis points, partially offset by unfavorable leveraging of fixed occupancy costs of approximately 180 basis points,

•	cost savings in SG&A of approximately $26.0 million, resulting in SG&A for the year of approximately $151.0 million, or a decrease of 15% over the prior year.

•	Free Cash Flow for fiscal 2009 to approximate between $20.0-$25.0 million and overall debt levels are anticipated to decline to $25.0-$30.0 million by the end of fiscal 2009.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the second quarter and first six months of fiscal 2009. The conference call will broadcast live today, Tuesday, August 25, 2009 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

The above discussion refers to non-GAAP free cash flow of $5.9 million for the first six months of fiscal 2009 and $(0.1) million for the first six months of fiscal 2008 and estimated non-GAAP free cash flow of $20.0 to $25.0 million for fiscal 2009. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income (loss) or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities ($8.1 million and $9.2 million for the first six months of fiscal 2009 and 2008, respectively) less capital expenditures ($2.2 million and $6.8 million for the first six months of fiscal 2009 and 2008, respectively) less discretionary store asset acquisitions, which included the acquisition of Dahle Big & Tall stores of $2.5 million for the first six months of fiscal 2008. The Company’s projected free cash flow for fiscal 2009 consists of an estimated $25.0-$30.0 million in cash flow from operating activities less estimated capital expenditures of $5.0 million. This quarter, we changed our method of calculating free cash flow to include, as a deduction, the use of cash for the acquisition of Dahle Big & Tall stores in the second quarter of fiscal 2008. Accordingly, free cash flow for the six months ended August 2, 2008, which was previously defined as cash flow from operating activities less capital expenditures, has been restated to include the cash used for the acquisition of Dahle Big & Tall stores of $2.5 million.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 467 Casual Male XL retail and outlet stores, 20 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2009, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2009, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Sales	$98,252	$113,475	$195,813	$221,117
Cost of goods sold including occupancy	54,427	62,137	110,430	121,440

Gross profit	43,825	51,338	85,383	99,677

Expenses:
Selling, general and administrative	35,513	43,485	72,664	86,805
Depreciation and amortization	3,980	4,107	7,777	8,275

Total expenses	39,493	47,592	80,441	95,080

Operating income	4,332	3,746	4,942	4,597

Other income, net	93	132	186	262
Interest expense, net	(295)	(733)	(625)	(1,554)

Income before income taxes	4,130	3,145	4,503	3,305

Provision for income taxes	504	1,258	541	1,322

Net income	$3,626	$1,887	$3,962	$1,983

Net income per share—basic	$0.09	$0.05	$0.10	$0.05
Net income per share—diluted	$0.09	$0.05	$0.10	$0.05

Weighted-average number of common shares outstanding:
Basic	41,450	41,405	41,450	41,398
Diluted	41,926	41,689	41,638	41,690

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

August 1, 2009 and January 31, 2009

(In thousands)

	August 1, 2009	January 31, 2009
ASSETS

Cash and investments	$5,724	$4,953
Inventories	94,272	98,633
Other current assets	11,234	11,123
Property and equipment, net	46,954	52,208
Goodwill and other intangibles	33,084	33,360
Other assets	891	954

Total assets	$192,159	$201,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$50,051	$58,194
Notes payable	35,889	38,718
Long-term debt, net of current portion	5,139	7,576
Deferred gain	24,179	24,912
Stockholders’ equity	76,901	71,831

Total liabilities and stockholders’ equity	$192,159	$201,231